Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
Investors: Eric Olsen 703.480.6705
Media: Sherry Peske 703.480.3632
Lafarge North America Reports
Fourth-Quarter and Year-End Earnings
•	Fourth-quarter sales up 14%; operating income up 27%

•	Full-year sales up 15%; operating income up 18%

•	Board declares quarterly cash dividend
HERNDON, VA, January 31, 2006 — Lafarge North America (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported net income in the fourth quarter of $144.6 million, or $1.84 per share diluted. These results include a tax credit of $32 million, or $0.41 cents per share diluted, associated with the repatriation of cash from Canada to the U.S. Excluding this credit, fourth-quarter 2005 earnings were $1.43 per share diluted, up 20 percent compared with $1.19 per share diluted on a comparable basis in the year-ago quarter (see table below for reconciliation).
“We are pleased with the strong finish of our cement segment, the solid pricing gains made in all of our product lines and the continued excellent performance of our gypsum business,” said Philippe Rollier, president and chief executive officer. “We again delivered significant year-over-year earnings growth, despite the challenges posed by substantial energy cost increases and disparities across the markets we serve in North America.”
The strengthening of the Canadian dollar contributed approximately $4.1 million to operating income during the quarter. Net sales for the quarter were up 14 percent to $1.1 billion. Excluding the strengthening of the Canadian dollar, net sales were 12 percent higher than last year.
During the quarter, the company completed the repatriation of approximately $1.1 billion in cash from Canada. Tax expenses during the quarter were reduced by $32 million as a result of adjustments made to the company’s tax liability associated with the repatriation.

Results by Operating Segment
Aggregates, Concrete & Asphalt
The aggregates, concrete and asphalt segment reported operating income of $62.7 million during the quarter, compared with $69.2 million during the fourth quarter 2004. Net sales during the period were $696 million, 12 percent above last year. Excluding the change in the value of the Canadian currency, net sales were 9 percent higher than the same period in 2004.
Aggregate (crushed stone, sand and gravel) shipments totaled 33.6 million tons during the quarter, down 6 percent from 35.8 million tons in the fourth quarter 2004. Volumes in the U.S. declined 11 percent, primarily due to colder weather conditions this quarter compared with unusually favorable weather during the fourth quarter of 2004, and continued softness in Michigan. Canadian volumes declined 1 percent, with continued strong growth in western Canada being offset by weakness in eastern Canada. Aggregate average selling prices were 10 percent higher than prices during the year-ago quarter. However, increased fuel costs, higher pension and other post-retirement expenses, and the impact of lower volumes offset the positive contributions from higher selling prices.
Fourth-quarter ready-mixed concrete volumes of 2.5 million cubic yards were down 5 percent compared with the fourth quarter 2004. Volumes in the U.S. declined 8 percent, primarily due to lower demand in Louisiana as a result of Hurricane Katrina and cement shortages in the Denver area market. Volumes in Canada decreased 2 percent compared with last year, primarily due to lower demand in eastern Canada. Average ready-mix prices were up 11 percent compared with the same period a year ago. Profitability in the quarter decreased slightly compared with the same period last year, due to significantly higher delivery and raw material costs, as well as the impact of lower volumes.
Volumes for asphalt and paving in the quarter decreased by 4 percent compared with 2004, primarily due to delays in paving projects in Colorado and weak market conditions in eastern Canada. Operating income for the quarter decreased slightly compared with the same period last year. As a result of the project delays in Colorado, the company has higher backlogs going into 2006.
For the full year, operating income from aggregates, concrete and asphalt was $207.3 million, essentially unchanged compared with 2004. Net sales were $2.6 billion, up 12 percent from last year. Prices increased in all product lines compared with 2004. Significantly higher energy and raw materials costs, as well as higher operating expenses, offset the positive contribution from higher prices. Aggregate volumes for 2005 declined slightly to 130.6 million tons. Canadian volumes declined 1 percent, while U.S. volumes were down by 2 percent. Ready-mixed concrete volumes declined 3 percent to 10.3 million cubic yards, and asphalt and paving volumes for the year were up 2 percent compared with 2004.
Cement
The cement segment reported operating income of $107.1 million during the quarter, 27 percent higher than the fourth quarter 2004. The results reflect contributions from higher prices and increased volumes, as well as improved production performance.
Net sales were $392.1 million, an increase of 14 percent compared with the fourth quarter 2004. Excluding the favorable impact of the Canadian exchange rate, revenues were up 12 percent from the same period last year.
Demand improved overall compared with the third quarter 2005, despite a relatively early winter in some markets. Cement volumes were 3.5 million tons during the quarter, 2 percent above volumes in both Canada and the U.S. compared with the year-ago period.
Cement and clinker production during the quarter was up compared with the same period last year, following resolution of issues experienced in a few cement plants earlier in the year. Variable costs continued to rise as a result of increases in energy and raw material costs, and freight costs increased sharply during the quarter.
Average cement prices during the quarter were up 10 percent from levels during the same quarter last year. Average prices in the U.S. were up 12 percent, while Canadian prices were up 6 percent.
For the full year, operating income in the company’s cement segment was $365.4 million, up 11 percent compared with 2004. Net sales were $1.6 billion, up 15 percent compared with 2004. U.S. shipments increased 1 percent compared with 2004, while shipments in Canada increased 3 percent. Production was up slightly from last year’s levels. Average 2005 cement selling prices were 6 percent higher in Canada and 12 percent higher in the U.S. compared with 2004. Higher energy and freight costs, as well as plant production issues, negatively impacted profitability during the year.

Gypsum
The gypsum segment reported operating income of $19.8 million compared with $10.1 million in the fourth quarter 2004, a 97 percent improvement. Higher selling prices and continued strong demand drove the increase in profitability, more than offsetting increases in natural gas and raw material costs. Average prices for natural gas during the quarter were almost double the average price level during the same period last year.
Net sales reached $114.5 million, an increase of 33 percent over the year-ago quarter. Wallboard sales volumes were 592 million square feet, up 9 percent over the same period last year. The average mill net price of $163 per msf (thousand square feet) during the quarter was 24 percent higher than the average price during the same period in 2004.
Production reached record levels during the quarter, and was 9 percent higher than the same period last year as a result of continued performance improvements and de-bottlenecking efforts.
For the year 2005, the gypsum segment reported operating income of $68.2 million compared with $33.3 million in 2004. The average mill net price for the year was $150 per msf compared with $123 per msf in 2004. Revenues for the year were $411.9 million, up 26 percent compared with 2004. Sales volumes increased 5 percent to a record 2.3 billion square feet.
Consolidated Year-End Results
Net income for the full year 2005 was $271 million, or $3.43 per share diluted. These results include a tax charge of $70.7 million, or $0.90 per share diluted, associated with the company’s decision to repatriate approximately $1.1 billion dollars from its Canadian subsidiary in 2005. Excluding this item, 2005 earnings were $4.33 per share diluted, 13 percent higher compared with $3.83 per share diluted on a comparable basis in 2004 (see table below for reconciliation).
The strengthening of the Canadian dollar contributed approximately $16.8 million to operating income for the full year. Consolidated net sales for the year were $4.3 billion, up 15 percent over 2004. Excluding the change in the Canadian currency, net sales for the year were $4.2 billion compared with 2004 sales of $3.8 billion.
Pension and other post-retirement expenses were up $13.4 million compared with 2004. Net interest expense was 20 percent lower than 2004, primarily due to lower debt levels following the repayment of a $250 million bond in July 2005.

Lafarge North America closed the year in very strong financial condition. Including cash, cash equivalents, and short-term investments of $691.9 million, net debt totaled $84.2 million as of December 31, 2005. Net debt increased by $108.9 million during the twelve months ending December 31, 2005, as a result of higher capital spending and increased stock repurchases.
Outlook
Although visibility is limited this early in the year, the company anticipates overall modest volume growth in 2006 with uneven demand patterns across its regional markets. The company also expects continued favorable pricing in most markets during 2006. An additional cement price increase of approximately $10 per ton in local currency went into effect in U.S. and Canadian markets on January 1, 2006.
Market analysts forecast that energy and freight prices will continue to increase, although at a slower rate than during 2005. The company expects pension and other post-retirement costs to increase by $14 million to $17 million in 2006 compared with 2005. As of January 1, 2006, the company began to expense stock-based compensation in accordance with a new accounting standard and expects this non-cash expense to be between $15 million and $18 million in 2006.
Quarterly Dividend Declared
At its quarterly Board meeting on Tuesday, January 31, 2006, the Board of Directors declared a regular cash dividend of twenty-four cents ($0.24) per share of Lafarge North America common stock, payable on March 1, 2006, to shareholders of record on February 14, 2006.
Stock Repurchase Plan
In July 2005, the Board approved a $40 million increase to its previous stock repurchase plan, effective July 26, 2005. Under the expanded plan, the company was authorized to spend up to $100 million to repurchase its common stock through December 31, 2005. During the fourth quarter, the company repurchased 680,340 shares of stock for a total of $38.6 million at an average price of $56.80 per share. During the full year of 2005, the company repurchased 1,668,340 shares of stock for a total of $100 million at an average price of $59.94 per share.
On November 4, 2005, the Board approved a share repurchase program that commenced on January 1, 2006, and will expire on December 31, 2006. Under this new program, the company is authorized to repurchase up to $100 million of its common stock from time to time in the market or through privately negotiated transactions.

Conference Call
Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Standard Time on Wednesday, February 1, 2006. Interested investors may listen live on the company’s Web site at www.lafargenorthamerica.com. The conference call will also be archived on the site for 90 days after the event.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.
Lafarge North America’s majority shareholder is Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR). Lafarge, the world leader in building materials, holds top-ranking positions in all four of its divisions: Cement, Aggregates & Concrete, Roofing and Gypsum. Lafarge employs 75,000 people in 75 countries and posted sales of 14.4 billion euros in 2004.
Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.
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Visit the Lafarge North America web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.
Consolidated Income Statement Information (1)
(unaudited and in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Net Sales
Aggregates, Concrete & Asphalt	$696.0	$623.6	$2,557.0	$2,274.1
Cement	392.1	344.5	1,551.1	1,352.7
Gypsum	114.5	86.1	411.9	326.6
Eliminations	(59.9)	(49.3)	(210.4)	(190.1)

Total Net Sales	$1,142.7	$1,004.9	$4,309.6	$3,763.3

Income from Operations
Aggregates, Concrete & Asphalt	$62.7	$69.2	$207.3	$207.8
Cement	107.1	84.3	365.4	328.4
Gypsum	19.8	10.1	68.2	33.3

	189.6	163.6	640.9	569.5
Corporate and unallocated expenses (2)	(9.6)	(21.6)	(75.7)	(91.2)

Total Income Before Interest and Income Taxes	180.0	142.0	565.2	478.3
Redeemable preferred shares dividends	(2.0)	(3.0)	(7.9)	(8.2)
Interest expense, net (2)	(2.9)	(3.2)	(22.9)	(28.7)

Earnings Before Income Taxes	175.1	135.8	534.4	441.4
Income tax provision	(30.5)	(37.1)	(263.4)	(145.9)

Net Income	$144.6	$98.7	$271.0	$295.5

Net Income per Share
Basic	$1.91	$1.32	$3.59	$3.98
Diluted	$1.84	$1.28	$3.43	$3.86

Average Number of Shares Outstanding
Basic	75.5	74.6	75.5	74.3
Diluted	78.6	77.4	78.9	76.7

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Certain reclassifications have been made to prior periods to conform to the 2005 presentation.

Consolidated Condensed Balance Sheet Information
(unaudited and in millions)

	December 31
	2005	2004
Assets:
Cash, cash equivalents and short-term investments	$691.9	$852.0
Other current assets	1,289.1	1,119.1
Property, plant and equipment, net	2,648.1	2,491.8
Other long-term assets	923.5	941.2

Total Assets	$5,552.6	$5,404.1

Liabilities and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$312.4	$356.5
Other current liabilities	735.6	692.8
Long-term debt	463.7	470.8
Other long-term liabilities	785.1	771.1
Shareholders’ equity	3,255.8	3,112.9

Total Liabilities and Shareholders’ Equity	$5,552.6	$5,404.1

Indebtedness
Long-term debt, including current portion	$776.1	$827.3
Cash, cash equivalents and short-term investments	(691.9)	(852.0)

Total debt, net of cash, cash equivalents and short-term investments	$84.2	$(24.7)

NOTE: Certain reclassifications have been made to the 2004 balances to conform to the 2005 presentation.
Consolidated Condensed Cash Flow Information
(unaudited and in millions)

	Year Ended December 31
	2005	2004
Net cash provided by operations	$428.9	$331.1
Capital expenditures and acquisitions	(452.3)	(359.4)
Proceeds from property, plant and equipment dispositions	17.7	66.6
Cash provided (used) for financing	(132.0)	63.5
Redemptions of short-term investments, net	25.6	34.3
Effect of exchange rate changes	(11.0)	50.8
Other investing	(11.4)	0.2

Net increase (decrease) in cash and cash equivalents	(134.5)	187.1
Cash and cash equivalents at beginning of period	817.7	630.6

Cash and cash equivalents at end of period	$683.2	$817.7

Lafarge North America
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding diluted earnings per share (“EPS”) and net income excluding unusual items. Management believes EPS and net income excluding unusual items better reflect the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. These measures are also more comparable to financial measures reported by our competitors. EPS and net income excluding unusual items should not be considered substitutes for EPS and net income calculated in accordance with GAAP.
The tables below reconcile net income per share prepared in accordance with GAAP to net income per share and net income excluding unusual items:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Diluted Net Income per Share:

Net income (GAAP basis)	$1.84	$1.28	$3.43	$3.86

Tax on Jobs Act related dividend repatriation	(0.41)	—	0.90	—
Tax benefit	—	(0.08)	—	(0.08)
Interest income on tax receivable	—	(0.04)	—	(0.04)
Cement litigation expenses	—	0.03	—	0.09

Adjusted Net Income (Non-GAAP basis)	$1.43	$1.19	$4.33	$3.83

Net Income (in millions):

Net income (GAAP basis)	$144.6	$98.7	$271.0	$295.5

Tax on Jobs Act related dividend repatriation	(32.0)	—	70.7	—
Tax benefit	—	(6.3)	—	(6.3)
Interest income on tax receivable, net of tax	—	(3.2)	—	(3.2)
Cement litigation expenses, net of tax	—	2.1	—	6.9

Adjusted Net Income (Non-GAAP basis)	$112.6	$91.3	$341.7	$292.9